UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 17, 2015

Date of Earliest Event Reported: August 11, 2015

Principal Solar, Inc.

(Exact name of registrant as specified in its charter)

333-196058
(Commission File Number)

Delaware	27-3096175
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

211 N. Ervay Street, Suite 300

Dallas, TX 75201

(855) 774-7799

(Address and Telephone Number of Registrant's Principal

Executive Offices and Principal Place of Business)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2015, the Company assigned its contractual rights under the MIPA to Carolina Energy Partners, II, LLC, a Delaware corporation, for the amount of $7.0 million and the reimbursement of its advances to date under the MIPA of $4.7 million. The net proceeds from the assignment were scheduled to be received by the Company as follows: $7.6 million at closing; $2.5 million on August 31, 2015; $1.6 million at the project's commercial operation date, expected to be early 2016. The gain on the transaction is expected to be approximately $6.8 million after transaction costs estimated at $200,000.

Proceeds from the assignment were used to: repay debt and accrued interest of the Convertible Debentures held by Alpha ($1.3 million); redeem the outstanding Series A Preferred ($1.03 million); repay the Convertible Debenture (TCH) issued July 1, 2015 ($1.1 million); repay convertible notes payable, related party ($724 thousand); repay convertible notes payable ($51 thousand); repay a short-term advance of August 3, 2015 ($276 thousand); pay deferred compensation ($1.2 million), accounts payable, and for general working capital. Following application of the proceeds as described above, the Company has no debt or redeemable preferred stock outstanding except the Acquisition Note Payable and the note payable for insurance premiums.

In addition to amounts owed by the assignee to the Company at the project’s commercial operation date, the assignee owes the seller, Innovative Solar Systems, LLC, an additional $600 thousand. If the assignee, for whatever reason, fails to pay the amount due the seller, the Company has agreed to do so thereby creating a contingent liability of the Company. Additionally, as a part of the closing, the assignee and the Company agreed to escrow the scheduled August 31, 2015, payment pending the Company meeting its on-going responsibilities as co-developer including, but not limited to, advising on engineering matters, providing technical assistance on project design, overseeing substation design and construction, organizing documentation and permitting, interpreting test results, opining on final acceptance matters, and resolving a fee dispute related to the project. Finally, the assignee, the Company, and the third-party arranging a letter of credit in connection with Principal Sunrise IV, have separately agreed to relieve the Company of its obligation under the letter of credit.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In addition to amounts owed by the assignee to the Company at the project’s commercial operation date, the assignee owes the seller, Innovative Solar Systems, LLC, an additional $600 thousand. If the assignee, for whatever reason, fails to pay the amount due the seller, the Company has agreed to do so thereby creating a contingent liability of the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1

Assignment Agreement among Principal Solar, Inc., Carolina Energy Partners, II, LLC, and Innovative Solar Systems, LLC dated August 11, 2015, re the Membership Interest Purchase Agreement to acquire Innovative Solar 46, LLC dated November 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRINCIPAL SOLAR, INC.

Date: August 17, 2015	By:	/s/ David N. Pilotte
Chief Financial Officer